Broker-Dealer Agreement

This agreement (together with exhibits and schedules, the "Agreement") is entered into by and between Uncommon Giving Corporation, a Delaware corporation ("Client"), and Dalmore Group, LLC, a New York limited liability company ("Dalmore"). Client and Dalmore agree to be bound by the terms of this Agreement, effective as of June 25, 2020 (the "Effective Date"):

Whereas, Dalmore is a broker-dealer registered with the Securities and Exchange Commission ("SEC") and various states and a member of Financial Industry Regulating Authority ("FINRA")  providing services in the equity and debt securities market, including offerings conducted via SEC -approved exemptions such as Rules 506(b) and 506(c) of Regulation D, Regulation A, promulgated under the Securities Act of 1933 ("Regulation A+"), Reg CF and others;

Whereas, Client proposes to offer its securities to qualified eligible investors (hereafter defined) in an offering exempt from registration under Regulation A+ (the "Offering"); and

Whereas, Client recognizes the benefit of having Dalmore serve as a registered broker- dealer for qualified, eligible investors who participate in the Offering (each investor that purchases securities of Client in the Offering is hereby referred to as an "Investor").

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for good  and valuable  consideration, the receipt and sufficiency of which  are hereby acknowledged, the Parties agree as follows:

1.        Appointment, Term, and Termination

a.         Client hereby engages and retains Dalmore to provide the Services (hereafter defined) as set  forth in Section 2  below at Client's discretion during the Offering period, commencing on the Effective Date and until the earlier of the suspension, completion  or cancelation of the Offering or the termination of this Agreement as provided in Section 1(b).

b.        The Agreement will commence on the Effective Date and will remain in effect for a period of twelve (12) months and will renew automatically for successive renewal terms of twelve (12) months each unless either party provides notice to the other party of non-renewal at least sixty (60) days prior to the expiration of the current term; provided that Client may terminate this Agreement after the initial 12 month period on 60 days prior written notice. The Agreement also may be terminated (i) upon sixty (60) days written notice if Client or Dalmore materially breaches this Agreement or fails to perform or observe any material term or covenant to be performed or observed by it under this Agreement and such failure continues to be unremedied for

10 business days after written notice, (ii) upon written notice, if any material representation or warranty made by either Dalmore or Client proves to be incorrect at any time in any material respect, (iii) in order to comply with a legal requirement, if compliance cannot be timely achieved using commercially reasonable efforts, after providing as much notice as practicable, or (iv) immediately  if Client or Dalmore commences a voluntary proceeding seeking liquidation, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappeable order for relief, under any bankruptcy, insolvency or other similar law, or either party executes and delivers a general assignment for the benefit of its creditors. The description in this section of specific remedies will not exclude the availability of any other applicable remedies. Any delay or failure by Client to exercise any right, power, remedy or privilege will not be construed to be a waiver of such right, power, remedy or privilege or to limit the exercise of such right, power, remedy or privilege. No single, partial or other exercise of any such right, power, remedy or privilege will preclude the further exercise thereof or the exercise of any other right, power, remedy or privilege. The terms of the Agreement governing confidentiality, limitations of liability and indemnities, and the obligation to pay fees relating to Services provided prior to termination, shall survive termination.

2.        Services. Dalmore will perform the services listed on Exhibit A attached hereto and made a part hereof, in connection with the Offering (the "Services") and covenant and represent to and for the benefit of Client that the provision of Services and performance of this Agreement by Dalmore shall conform to the professional standards of care, prudence and practice customarily exercised by individuals and organizations engaged in performing comparable work.

3.        Compensation. As compensation for the Services, Client shall pay to Dalmore a fee equal to one hundred (100) basis points (1%) on the aggregate amount raised in the Offering from Investors following that date upon which FINRA Corporate Finance issues a "No Objection Letter" for the Offering. Client authorizes Dalmore to deduct the fee directly from the Client's third party escrow or payment account.

Concurrently with the execution of this Agreement, Client will pay Dalmore a one-time advance set up fee of $5,000 that will cover reasonable out-of-pocket accountable expenses anticipated to be incurred by Dalmore such as (i) preparing the FINRA corporate filing, (ii) due diligence expenses, and (iii) coordinating with the Client's SEC counsel to provide information to the extent necessary. Dalmore will promptly refund any portion of the one-time advance set up fee to the extent it was not used, incurred or provided to the Client within one hundred eighty (180) days of the Effective Date.

The Client also engages Dalmore as a consultant to (i) provide ongoing general consulting services relating to the Offering, (ii) coordinate with third party vendors, (iii) provide general guidance with respect to the Offering and (iv) provide any other services necessary and required prior to the approval of the Offering. For such consulting services, the Client will pay a one-time consulting fee of $20,000, which will be due and payable immediately after FINRA issues a "No Objection

Letter" and the Client receives SEC qualification.

4.        Regulatory Compliance

a.          Client and all its third party providers shall at all times (i) maintain all registrations and licenses required to conduct its business, including foreign qualification, if necessary; and (ii) pay all related fees and expenses (including the FINRA corporate filing fee), in each case that are necessary or appropriate to perform its obligations under this Agreement. Client shall comply with and adhere to all reasonable Dalmore compliance policies and procedures communicated in writing to Client.

b.        The FINRA corporate filing fee for this $50,000,000, best efforts offering will be

$8,000, and will be a pass- through fee payable to Dalmore, from the Client, who will then forward it to FINRA as payment for the filing.

c.         Client  and Dalmore will have the shared responsibility for the review of all documentation related to the Transaction but the ultimate discretion about accepting an Investor will be the sole decision of the Client. Each Investor will be considered to be that of the Client's and NOT Dalmore's.

d.        Client and Dalmore will each be responsible for supervising the activities and training of their respective sales employees, as well as all of their other respective employees in the performance of functions specifically allocated to them pursuant to the terms of this Agreement.

e.         Client and Dalmore agree to promptly notify the other concerning any material communications from or with any governmental, regulatory or self-regulatory authority with respect to this  Agreement, the Offering or the performance of its obligations, unless such notification is expressly prohibited by the applicable authority and shall cooperate with each other with respect to any responses to such communications prior to such responses being provided.

f.         Dalmore shall, during the term of this Agreement, be duly registered as a broker- dealer pursuant to the provisions of the Securities Exchange Act of 1934 (the "Exchange Act"), a member in good standing with FINRA, and a broker or dealer duly registered as such in any state where offers will be made by Client and each of its registered persons is duly registered as necessary in order to assist with the Services hereunder.

g.        In any jurisdiction in which Dalmore and/or any of its registered representatives or associated  persons performs any duties or obligations or services contemplated hereunder,

Dalmore shall have and maintain (and shall ensure that such registered representatives and associated persons shall have and  maintain) all licenses, registrations, qualifications and/or exemptions necessary and appropriate under federal, state and non-U.S. laws, rules and regulations, to the extent applicable to such activities in or with respect  to such relevant jurisdictions, including the rules and regulation of any governmental, self-regulatory or regulatory authorities with competent jurisdiction. Dalmore will not compensate any unregistered person with any portion of the compensation hereunder.

h.        The representations and warranties made in Section 6 are, and shall be, continuing representations and warranties throughout the term of the Offering. In the event that any such representations and warranties becomes untrue, Dalmore will immediately notify Client in writing of the occurrence of the fact that makes the representation or warranty untrue.

5.        Role of Dalmore. Dalmore (i) will make no representations with respect to the quality or performance of any investment opportunity in the Offering; (ii) does not and will not guarantee the performance of any investment opportunity to any Investor; (iii) will use commercially reasonable efforts to perform the Services in accordance with Client's  specifications and this Agreement; (iv) does not guarantee the performance of any party or facility  that provides connectivity to Dalmore; and (v) is not an investment adviser, does not provide investment advice to Investors and does not recommend securities transactions, and any display of data or other information about an investment opportunity in the Offering does not constitute a representation to Client as to the appropriateness, suitability, legality, validity or profitability of such investment opportunity. Nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship of any kind. Dalmore shall have no authority to appoint any person or other entity as an agent, sub-agent, soliciting dealer or the like, of Dalmore or Client, or otherwise engage a third party to provide any of the Services, without the prior written consent of Client.

6.        Representations and Warranties.

a.         Dalmore Representations and Warranties. Dalmore represents and warrants to

Client that:

standing.

i.         Dalmore is a duly organized New York limited liability company in good

ii.        This Agreement has been duly authorized and is a valid and binding agreement of Dalmore, enforceable against Dalmore in accordance with its terms.

iii.       The provision of the Services and the consummation of the transactions contemplated by the Offering will not result in a breach or violation of any agreement, settlement,

instrument, order, law, rule or regulation binding on, or directed to, Dalmore, including by any court, governmental authority or self-regulating agency having jurisdiction over Dalmore. There are no pending or, to the best of Dalmore's knowledge, threatened actions, suits, investigations, cause examinations or proceedings before or by any court or other governmental, regulatory, self- regulatory or administrative bodies to which Dalmore is a party, or to which Dalmore is subject.

iv.       None of Dalmore nor any of its officers, directors, members, beneficial owners of 20% or more if its capital stock, registered persons or any person on its behalf participating in the Offering has been, or is subject to, a disqualification event described in, or needs to be disclosed pursuant to, Rule 262 of Regulation A+.

v.         Dalmore is a broker-dealer pursuant to the provisions of the Exchange Act, a member in good standing with FINRA, and a broker or dealer duly registered as such in any state where offers will be made by Client and each of its registered persons is duly registered as necessary in order to assist with the Services hereunder.

b.        Client Representations and Warranties. Client represents and warrants to Dalmore that:

i.         Client is a duly organized Delaware corporation in good standing.

ii.        This Agreement has been duly authorized and is a valid and binding agreement of Client, enforceable against Client in accordance with its terms.

iii.       The provision of the Services and the consummation of the transactions contemplated by the Offering will not result in a breach or violation of any agreement, settlement, instrument, order, law, rule or regulation binding on, or directed to, Client, including by any court, governmental authority or self-regulating agency having jurisdiction over Client. There are no pending or, to the best of Client's knowledge, threatened actions, suits, investigations, cause examinations or proceedings before or by any court or other governmental, regulatory, self-regulatory or administrative bodies to which Client is a party, or to which Client is subject.

iv.       None of Client nor any of its officers, directors, members, beneficial owners of 20% or more if its capital stock or any person on its behalf participating in the Offering has been or is subject to a disqualification event described in, or needs to be disclosed pursuant to, Rule 262 of Regulation A+.

7.        Indemnification.

a.         Indemnification by Client. To the extent permitted by law, Client shall indemnify and hold Dalmore, its affiliates and their respective directors, officers, owners, employees and representatives harmless from, any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs (collectively, "Losses"), resulting from or arising out of any third party suits, actions, claims, demands or similar proceedings (collectively, "Proceedings") to the extent they relate to or arise out of (i) a breach of this Agreement by Client, or (ii) the wrongful acts or omissions of Client; provided that no such indemnity obligation will exist to the extent that any Losses relate to or arise out of a breach of this Agreement by Dalmore or the wrongful acts or omissions of Dalmore.

b.        Indemnification by Dalmore. Dalmore shall indemnify and hold Client, Client's affiliates and their respective directors, officers, owners, and employees harmless from any Losses resulting from or arising out of Proceedings to the extent they relate to or arise out of (i) a breach of this Agreement by Dalmore, or (ii) the wrongful acts or omissions of Dalmore; provided that no such indemnity obligation will exist to the extent that any Losses relate to or arise out of a breach of this Agreement by Client or the wrongful acts or omissions of Client.

c.         Indemnification Procedure. If any Proceeding is commenced against a person entitled to indemnification under this Section, prompt notice of the Proceeding shall be given to the party obligated to provide such indemnification. The indemnifying party shall be entitled to take control of the defense, investigation or settlement of the Proceeding with counsel reasonably satisfactory to the indemnified person and the indemnified person agrees to reasonably cooperate, at the indemnifying party's cost in the ensuing investigations, defense or settlement. Expenses incurred by a person seeking indemnification hereunder in defense or settlement of any Proceeding that may be subject to a right of indemnification hereunder shall be advanced by the indemnifying party prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amount if a court of competent jurisdiction shall make a final, non- appealable determination that such person is not entitled to be indemnified hereunder; provided that even if an indemnifying party disputes the right of such person to be so indemnified (whether or not it brings an action to resolve such dispute), it shall still be required to advance expenses to such person until a final, non-appealable determination that such person was not entitled to such indemnification and therefore not entitled to such advancement.

8.        Notices. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid or emailed to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices. Until further notice, the address of each party to this Agreement for this purpose shall be the following:

If to the Client:

Uncommon Giving Corporation

7033 E. Greenway Pky. Suite 110

Scottsdale, AZ 85254

Attn: Dave McMaster, General Counsel Tel: (480) 590-5231 ron@uncommon.today

If to Dalmore:

Dalmore Group, LLC.

525 Green Place

Woodmere, NY 11598

Attn: Etan Butler, Chairman Tel:  917-887-1948 etan@dalmorefg.com

9.        Confidentiality and Mutual Non-Disclosure.

a.         Included Information. For purposes of this Agreement, the term "Confidential Information" means all confidential and proprietary information of a party, including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally-identifiable information of users of the third-party provided online fundraising platform, (v) security codes, and (vi) all documentation provided by Client or potential Investor or Investor.

b.        Excluded Information. For purposes of this Agreement, the term "Confidential and Proprietary  Information" shall not include (i) information already known or independently developed by the recipient outside of this Agreement and without the use of any confidential and proprietary information or sources, or (ii) information known to the public through no wrongful act of the recipient.

c.         Confidentiality Obligations. During the Term and at all times thereafter, neither party shall disclose Confidential Information of the other party or use such Confidential Information for any purpose without the prior written consent of such other party (other than for the purpose of performing obligations under or otherwise complying with this  Agreement, including without limitation for AML/KYC checks on Investors). Without limiting the preceding sentence, each party shall use at least the same degree of care in safeguarding the other party's Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing, a party may disclose Confidential Information (i) if required to do by order of a court of competent jurisdiction, or  (ii)  to any applicable governmental, regulatory or self- regulatory authority as required by applicable law; provided, in each case that such party shall notify the other party in writing promptly upon receipt of knowledge of such order or requirement

so that such other party may attempt to prevent or limit such disclosure or seek a protective order, as applicable.     Client acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Dalmore to maintain copies of practically all data, including communications and materials, regardless of any termination of this Agreement, which information Dalmore agrees to safeguard in accordance with this Agreement.

10.      Miscellaneous.

a.         This Agreement is non-exclusive and shall not be construed to prevent either party from engaging in any other business activities.

b.        This Agreement will be binding upon all successors and permitted assigns or transferees of Client. No assignment of this Agreement by either party will be valid unless the other party consents to such an assignment in writing.

c.         Neither party will, without prior written approval of the other party, place or agree to place any advertisement in any website, newspaper, publication, periodical or any other media or communicate with the public in any manner whatsoever if such advertisement or communication in any manner makes reference to the other party, to any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control, with the other party and to the clearing arrangements and/or any of the Services embodied in this Agreement. Client and Dalmore will work together to authorize and approve co- branded notifications and client facing communication materials regarding the contractual relationship created by this Agreement. Notwithstanding any provisions to the contrary within, Client agrees that Dalmore may make reference in marketing or other materials to any transactions completed during the term of this Agreement; provided no personal data or Confidential Information is disclosed in such materials.

d.        THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT AND ANY QUESTIONS ARISING OUT OF THE AGREEMENT, WILL BE SUBJECT TO THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

e.         If any provision or condition of this Agreement will be held to be invalid or unenforceable by any court, or governmental, regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out as if any such invalid or unenforceable provision or condition were not included in the Agreement.

f.         This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement relating to the subject matter herein. This Agreement may not be modified or amended except by a written agreement signed by the parties hereto.

g.        This Agreement may be executed in counterparts, each of which shall be an original, but all of which, taken together, shall constitute one and the same agreement. Properly executed electronic PDF copies of signature pages may be provided by Dalmore and Client and shall be treated as if originally executed.

h.        ANY   DISPUTE OR   CONTROVERSY BETWEEN   THE   CLIENT   AND DALMORE RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SETTLED BY ARBITRATION BEFORE AND UNDER THE RULES OF THE ARBITRATION COMMITIEE OF FINRA.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

Exhibit A

Services:

a.   Dalmore Responsibilities - Dalmore shall:

i.Use commercially reasonable efforts to assist qualified, eligible investors to participate in the Offering;

ii.      Assist Client with complying with the requirements of Regulation A+.

iii.Collect, review and process information from potential Investors, including but not limited to, conducting reasonable background checks for KYC (Know Your Customer), AML (Anti-Money Laundering), , and provide a recommendation to Client whether or not to accept a potential Investor in the Offering;

iv.Collect and review each Investor's subscription agreement to confirm such Investor's participation in the Offering, and provide a determination to Client whether or not to accept the use of the subscription agreement for the Investor's participation;

v.     Provide Client with prompt notice about inconsistent, incorrect or otherwise flagged

(e.g., for AML reasons) subscription agreements;

vi.Contact and/or notify Client, if needed, to gather additional information or clarification on an Investor;

vii.     Not provide any investment advice nor any investment recommendation to any

Investor;

viii.      Keep Investor information confidential pursuant to this Agreement;

ix.Coordinate with Client and Offering third party providers to ensure adequate review and compliance;

x.Make all required FINRA filings in connection with the Offering and cooperate with the Client regarding any other filings to be made with respect to the Offering.